Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VODAFONE GROUP PUBLIC LIMITED COMPANY

Issuer

(Exact Name of Registrant as Specified in its Charter)

England and Wales

(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable

(I.R.S. Employer Identification No.)

Vodafone House The Connection Newbury, Berkshire RG14 2FN England Tel. No.: 011-44-1635-33251 (Address and Telephone Number of Registrant’s Principal Executive Offices)	CT Corporation System 111 8th Avenue New York, NY 10011 Tel. No.: 212-590-9200 (Name, Address and Telephone Number of Agent for Service)

Please send copies of all communications to:

Kathryn A. Campbell Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN England Tel. No.: 011-44-20-7959-8900	Stephen R. Scott Vodafone Group Public Limited Company Vodafone House The Connection Newbury, Berkshire RG14 2FN England Tel. No.: 011-44-1635-33251	Janet L. Fisher Cleary, Gottlieb, Steen & Hamilton 1 Liberty Plaza New York, NY 10006 Tel. No.: 212-225-2000

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☒

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Unit(2)(3)	Offering Price(2)	Fee

Debt Securities(4)

Warrants(4)

	$700,000,000	100%	$700,000,000	$57,000

Preference Shares(4)

Ordinary Shares, nominal value $0.10 each(4)(5)

(1)	In U.S. dollars or their equivalent in foreign denominated currencies or composite currencies.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed $700,000,000 or if any Debt Securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $700,000,000 to the Registrant or (ii) with a principal amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $700,000,000.
(4)	Also includes such indeterminate amounts of Debt Securities, Warrants, Preference Shares and Ordinary Shares as may be issued upon conversion of or in exchange for any securities that provide for conversion or exchange into Debt Securities, Warrants, Preference Shares or Ordinary Shares.
(5)	The Ordinary Shares may be represented by American Depositary Shares, each of which represents ten Ordinary Shares. American Depositary Receipts evidencing American Depositary Shares issuable on deposit of Ordinary Shares have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-10908).

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2003

PROSPECTUS

(VODAFONE LOGO)

$700,000,000

VODAFONE GROUP PUBLIC LIMITED COMPANY

DEBT SECURITIES

WARRANTS
PREFERENCE SHARES
ORDINARY SHARES

          We may offer and sell debt securities, warrants, preference shares or ordinary shares from time to time with an aggregate offering price of up to $700,000,000 (or the equivalent amount in other currencies, currency units or composite currencies). We may issue our preference shares and ordinary shares in the form of American Depositary Shares. Each time we sell any of the securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest.

        We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

        Investing in these securities involves certain risks. See “Risk Factors” on page 3.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December   , 2003

RISK FACTORS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
VODAFONE
RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS
CAPITALIZATION AND INDEBTEDNESS
USE OF PROCEEDS
LEGAL OWNERSHIP
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER
DESCRIPTION OF WARRANTS WE MAY OFFER
DESCRIPTION OF PREFERENCE SHARES WE MAY OFFER
CLEARANCE AND SETTLEMENT
TAXATION
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
EXPENSES
EXHIBIT 1.1
EXHIBIT 1.4
EXHIBIT 4.5
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 8.2
EXHIBIT 12
EXHIBIT 15
EXHIBIT 23.1
EXHIBIT 25

RISK FACTORS

        An investment in the securities involves significant risk. Accordingly, you should consider carefully all of the information set forth in this prospectus and, in particular, the risks described below, before you make any decision to invest in the securities.

Risks Associated with Our Business

Regulatory decisions and changes in the regulatory environment could adversely affect the Group’s business.

        Because we own businesses in a large number of geographic areas, we must comply with an extensive range of requirements that regulate and supervise the licensing, construction and operation of our telecommunications networks and services. In particular, there are agencies which regulate and supervise the allocation of frequency spectrum and which monitor and enforce regulation and competition laws which apply to the mobile telecommunications industry. Decisions by regulators regarding the granting, amendment or renewal of licenses, to us or to third parties, could adversely affect our future operations in these geographic areas. We cannot provide any assurances that governments in the countries in which we operate will not issue telecommunications licenses to new operators whose services will compete with ours. In addition, other changes in the regulatory environment concerning the use of mobile phones may lead to a reduction in the usage of mobile phones or otherwise adversely affect us. Additionally, decisions by regulators could further adversely affect the pricing for services we offer. Further details on the regulatory framework in certain regions in which we operate can be found in our Annual Report on Form 20-F and in our Report on Form 6-K, dated December 5, 2003.

Increased competition may reduce market share and/or revenues.

        We face intensifying competition. Competition could lead to a decrease in the rate at which we add new customers and to a decrease in the size of our market share as customers choose to receive mobile services from other providers.

        The focus of competition in many of our markets continues to shift from customer acquisition to customer retention as the market for mobile telecommunications has become increasingly penetrated. Customer deactivations are measured by our churn rate. There can be no assurance that we will not experience increases in churn rates, particularly as competition intensifies. An increase in churn rates could adversely affect profitability because we would experience lower revenues and additional selling costs to replace customers, although such costs would have a future revenue stream to mitigate the impact.

        Increased competition has also led to declines in the prices we charge for our mobile services and is expected to lead to further price declines in the future. Competition could also lead to an increase in the level at which we must provide subsidies for handsets. Additionally, we could face increased competition should there be an award of additional third generation, or 3G, mobile telecommunications licenses in jurisdictions in which one of our members already has a 3G license.

Delays in the development of handsets and network compatibility and components may hinder the deployment of new technologies.

        Our operations depend in part upon the successful deployment of continuously evolving mobile telecommunications technologies. We use technologies from a number of vendors and make significant capital expenditures in connection with the deployment of such technologies. There can be no assurance that common standards and specifications will be achieved, that there will be inter-operability across our other networks, that technologies will be developed according to anticipated schedules, that they will perform according to expectations or that they will achieve commercial acceptance. Commercially viable 3G handsets may not be available in the timeframe required, which may delay commercial launch of 3G services. The introduction of software and other network components may also be delayed. The failure of vendor performance or technology performance to meet our expectations or the failure of a technology to achieve commercial acceptance could result in additional capital expenditures by us or a reduction in profitability.

Our business could be adversely affected by the non-supply of equipment and support services by a major supplier.

        Our members source their mobile network infrastructure and related support services from a limited number of third party suppliers. The departure from the market of one or more of these third party suppliers could adversely affect our operations and may result in additional capital expenditures by us.

Our strategic objectives may be impeded by the fact that we do not have a controlling interest in some of our ventures.

        Some of our interests in mobile licenses are held through entities in which we are a significant but not controlling owner. Under the governing documents for some of these partnerships and corporations, certain key matters such as the approval of business plans and decisions as to the timing and amount of cash distributions require the consent of the partners. In others, these matters may be approved without our consent. We may enter into similar arrangements as we participate in ventures formed to pursue additional opportunities. Although we have not been materially constrained by the nature of our mobile ownership interests, no assurance can be given that our partners will not exercise their power of veto or their controlling influence in any of our ventures in a way that will hinder our corporate objectives and reduce any anticipated cost savings or revenue enhancement resulting from these ventures.

Expected benefits from investment in networks, licenses and new technology may not be realized.

        We have made substantial investments in the acquisition of 3G licenses and in our mobile networks, including the rollout of 3G networks. We expect to continue to make significant investments in our mobile networks due to increased usage and the need to offer new services and greater functionality afforded by 3G technology. Accordingly, the rate of our capital expenditures in future years could remain high or exceed that which we have experienced to date. Moreover, there can be no assurance that the commercial launch of 3G services will proceed according to anticipated schedules or that the level of demand for 3G services will justify the cost of setting up and providing 3G services. Failure or a delay in the completion of networks and the launch of new services, or increases in the associated costs, could have a material adverse effect on our operations.

We may experience a decline in revenues per customer notwithstanding our efforts to increase revenues from the introduction of new services.

        As part of our strategy to increase usage of our networks, we will continue to offer new services to our existing customers, and to increase non-voice service revenues as a percentage of total service revenue. However, we may not be able to introduce these new services commercially, or may experience significant delays due to problems such as the availability of new mobile handsets or higher than anticipated prices of new handsets. In addition, even if these services are introduced in accordance with expected time schedules, there is no assurance that revenues from such services will increase average revenue per customer.

Our business and our ability to retain customers and attract new customers may be impaired by actual or perceived health risks associated with the transmission of radiowaves from mobile telephones, transmitters and associated equipment.

        Concerns have been expressed in some countries in which we operate, particularly the United Kingdom and the United States, that the electromagnetic signals emitted by mobile telephone handsets and base stations may pose health risks at exposure levels below existing guideline levels, and interfere with the operation of electronic equipment. In addition, several mobile industry participants, including companies in the Group, have had lawsuits filed against them alleging various health consequences as a result of mobile phone usage, including brain cancer. While we are not aware that such health risks have been substantiated, there can be no assurance that the actual, or perceived, risks associated with radiowave transmission will not impair our ability to retain customers and attract new customers, reduce mobile telecommunications usage or result in further litigation. In such event, because of our strategic focus on mobile telecommunications, our business and results of operations may be more adversely affected than that of other companies in the telecommunications sector.

Risks Associated with the Securities

We may, under the terms of the indenture, carry out an internal reorganization of Vodafone. The indenture relating to the debt securities permits us to effect an internal reorganization without the consent of holders of our debt securities, even if this affects the credit rating of the debt securities or gives us the option to redeem the notes.

        Under the indenture, if we transfer our assets to another entity, that entity would be required either to assume the obligations of Vodafone under the debt securities or to provide a full and unconditional guarantee of those obligations. If a guarantee were to be provided, the original issuer (Vodafone) would have no assets other than a receivable from the guarantor in the amount of the debt securities and thus no ability to generate revenue to make payments of interest and principal on the debt securities. Holders of the debt securities would then effectively need to look exclusively to the guarantor for any such payments. The consent of holders of our debt securities would not be required in connection with such a reorganization transaction.

        The indenture contains no restrictions on the legal or financial characteristics of the transferee and no restrictions addressing the potential effects of any reorganization transaction on Vodafone or the debt securities. In particular, the indenture would not prohibit such a transaction if it resulted in the credit rating assigned to Vodafone or the debt securities being downgraded by any rating agency or caused additional amounts to become payable in respect of withholding tax on the debt securities. A downgrade of the credit rating could adversely affect the trading prices of the debt securities and, possibly, the liquidity of the market for the debt securities. If additional amounts become payable in respect of withholding tax, the debt securities will thereafter be subject to redemption at our option (or the option of the transferee entity) at any time, as described under “Description of Debt Securities We May Offer — Special Situations — Optional Tax Redemption”. We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a reorganization transaction that is permitted under the indenture, and there can be no assurance that they will not occur.

If we fail to maintain a listing on a “recognized stock exchange” interest on our debt securities may be subject to U.K. withholding tax and our liquidity and financial position may be adversely affected by the requirement to pay additional amounts on our debt securities.

        Interest payable on our debt securities on or after the date of this prospectus will be paid free of U.K. withholding tax if we maintain a listing of the debt securities on a “recognized stock exchange” within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988. We may apply for listing of the debt securities on the London Stock Exchange or the New York Stock Exchange, each of which is currently designated as a “recognized stock exchange”. The inability to list the debt securities or to maintain such a listing may have an adverse effect on our liquidity and financial position by reason of our obligation to pay such additional amounts as may be necessary so that the net amount received by the holders after such reduction will not be less than the amount the holder would have received in the absence of such withholding or deduction. While if we apply for such a listing we will use our best efforts to obtain and maintain such a listing, as needed, we cannot guarantee that we will be successful. See “Description of the Debt Securities We May Offer — Payment of Additional Amounts” and “Taxation — United Kingdom Taxation”.

The debt securities, warrants and preference shares lack a developed public market.

        There can be no assurance regarding the future development of a market for the debt securities, warrants or preference shares or the ability of holders of the debt securities, warrants or preference shares to sell their debt securities, warrants or preference shares or the price at which such holders may be able to sell their debt securities, warrants or preference shares. If such a market were to develop, the debt securities, warrants or preference shares could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the debt securities, warrants or preference shares may make a market in the debt securities, warrants or preference shares as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the debt securities, warrants or preference shares may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the debt securities, warrants or preference shares or that an active public market for the debt securities, warrants or preference shares will develop. See “Plan of Distribution” on page 58. We may apply for listing of the debt securities, warrants or preference shares on the Official List of the U.K. Listing Authority and for trading of the debt securities, warrants or preference shares on the London Stock Exchange, and for listing of the debt securities, warrants or preference shares on the New York Stock Exchange or any other “recognized stock exchange”.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using the shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate offering price of $700,000,000 (or the equivalent amount in other currencies, currency units or composite currencies).

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of those securities and their offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement(s) together with the additional information described under the heading “Where You Can Find More Information” prior to purchasing any of the securities offered by this prospectus.

        Unless otherwise stated in this prospectus or unless the context otherwise requires, references in this prospectus to “we”, “our”, “us”, “Vodafone” or “the Company” are to Vodafone Group Plc. References to “the Group” are to Vodafone Group Plc, its subsidiaries and, where the context requires, its interests in joint ventures and associated undertakings.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934 applicable to a foreign private issuer and, in accordance with these requirements, file annual and special reports and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. You may also obtain documents we file with the SEC on the SEC website at www.sec.gov. Please visit this website or call the SEC at 1-800-SEC-0330 for further information about its public reference room.

        Our ordinary shares are listed both on the London Stock Exchange and on the Frankfurt Stock Exchange. We have applied for our ordinary shares to be delisted from the Frankfurt Stock Exchange and expect this process to be completed in approximately six months. Our American Depositary Shares, referred to as ADSs, are listed on the New York Stock Exchange. You can consult reports and other information about us that we have filed pursuant to the rules of the New York Stock Exchange at such exchange.

        The SEC allows us to incorporate by reference the information we file with them, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•	information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

        The information that we incorporate by reference is an important part of this prospectus.

        Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of Vodafone Group Plc since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the documents below filed with the SEC by Vodafone Group Plc pursuant to the Securities Exchange Act of 1934, as amended. We also incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act until we sell all of the securities.

Our reports on Form 6-K furnished to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

        The documents incorporated by reference herein in the future and set forth below contain important information about us and our financial condition.

Vodafone SEC Filings (File No. 1-10086)	Period

Annual Report on Form 20-F	Year ended March 31, 2003.
Report on Form 6-K	Dated December 5, 2003, containing Vodafone’s unaudited consolidated interim financial information as of and for the periods ended September 30, 2003 and 2002, including financial statements and management’s discussion and analysis of financial condition and results of operations, as well as a brief description of recent transactions of Vodafone and other recent developments.
Amendment No. 3 to Registration Statement on Form 8-A/A	Dated December 5, 2003, containing a description of Vodafone’s ordinary shares and ADSs.

        You can obtain copies of any of the documents incorporated by reference through Vodafone or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You may obtain Vodafone documents incorporated by reference into this prospectus, at no cost, by requesting them in writing or by telephone at the following address and telephone number:

Company Secretary’s and Legal Department

Vodafone Group Public Limited Company
Vodafone House
The Connection
Newbury, Berkshire
RG14 2FN, England
(011 44) 1635 33251

        Our Form 20-F contains audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom. We refer to these accounting principles as U.K. GAAP later in this prospectus. Our Form 20-F also contains a reconciliation to accounting principles generally accepted in the United States of revenues, net earnings or net loss, as the case may be, earnings or loss per share, as the case may be, cash flows, shareholders’ equity and total assets. We refer to these accounting principles as U.S. GAAP later in this prospectus.

        You should rely only on the information that we incorporate by reference or provide in this prospectus or any applicable prospectus supplement(s). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

        This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 with respect to the Group’s financial condition, results of operations and businesses and certain of the Group’s plans and objectives. In particular, such forward-looking statements include statements with respect to our expectations as to launch and roll-out dates for products and services, including, for example, 3G services, Vodafone live! and other new or existing products, services or technologies offered by Vodafone; intentions regarding the development of products and services; the ability to integrate operations throughout the Group in the same format and on the same technical platform and the ability to be operationally efficient; the development and impact of new mobile technology, including the expected benefits of general packet radio service, or GPRS, 3G and other services and demand for such services; the results of our brand awareness and brand preference campaigns; growth in customers and usage, including improvements in customer mix; future performance, including turnover, average revenue per user, cash flows, costs, capital expenditures and improvements in margin, non-voice services and their revenue contribution; the rate of dividend growth by the Group or its existing investments; expected effective tax rates and expected tax payments; expectations regarding the Group’s access to adequate funding for its working capital requirements; the ability to realize synergies through cost savings, revenue generating services, benchmarking and operational experience; future acquisitions, including increases in ownership in existing investments and pending offers for investments; future disposals; mobile penetration and coverage rates; expectations with respect to long-term shareholder value growth; our ability to be the mobile market leader, overall market trends and other trend projections.

        Forward-looking statements are sometimes, but not always, identified by their use of a date in the future or such words as “anticipates”, “aims”, “could”, “may”, “should”, “expects”, “believes”, “intends”, “plans” or “targets”. By their nature, forward-looking statements are inherently predictive, speculative and involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	changes in economic or political conditions in markets served by operations of the Group that would adversely affect the level of demand for mobile services;

•	greater than anticipated competitive activity requiring changes in pricing models and/or new product offerings or resulting in higher costs of acquiring new customers or providing new services;

•	the impact on capital spending from investment in network capacity and the deployment of new technologies, or the rapid obsolescence of existing technology;

•	any limitations on or inability to access the Group’s sources of funding;

•	slower customer growth or reduced customer retention;

•	the possibility that technologies, including mobile internet platforms, and services, including 3G services, will not perform according to expectations or that vendors’ performance will not meet the Group’s requirements;

•	changes in the projected growth rates of the mobile telecommunications industry;

•	the Group’s ability to realize expected synergies and benefits associated with 3G technologies, and the integration of our operations and those of recently acquired companies;

•	future revenue contributions of both voice and non-voice services offered by the Group;

•	lower than expected impact of GPRS, 3G and Vodafone live! and other new or existing products, services or technologies on the Group’s future revenues, cost structure and capital expenditure outlays;

•	the ability of the Group to harmonize mobile platforms and any delays, impediments or other problems associated with the roll-out and scope of 3G technologies and services and Vodafone live! and other new or existing products, services or technologies in new markets;

•	the ability of the Group to offer new services and secure the timely delivery of high-quality, reliable GPRS and 3G handsets, network equipment and other key products from suppliers;

•	greater than anticipated prices of new mobile handsets;

•	the ability to realize benefits from entering into partnerships for developing data and internet services and entering into service franchising and brand licensing;

•	the possibility that the pursuit of new, unexpected strategic opportunities may have a negative impact on one or more of the measurements of the Group’s financial performance and may affect the level of dividends;

•	any unfavorable conditions, regulatory or otherwise, imposed in connection with pending or future acquisitions or dispositions;

•	changes in the regulatory framework in which the Group operates, including possible action by the European Commission or other applicable regulators regulating rates the Group is permitted to charge;

•	the Group’s ability to develop competitive data content and services which will attract new customers and increase average usage;

•	the impact of legal or other proceedings against the Group or other companies in the mobile telecommunications industry;

•	changes in exchange rates, including particularly the exchange rate of the pound to the euro, the U.S. dollar and the Japanese yen;

•	the risk that, upon obtaining control of certain investments, the Group discovers additional information relating to the businesses of that investment leading to restructuring charges or write-offs or with other negative implications;

•	changes in statutory tax rates and profit mix which would impact the weighted average tax rate;

•	changes in tax legislation in the jurisdictions in which the Group operates;

•	final resolution of open issues which might impact the effective tax rate;

•	timing of tax payments relating to the resolution of open issues; and

•	the loss of suppliers or disruption of supply chains.

        Furthermore, a review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found under “Risk Factors” on page 3. We also suggest that you review the disclosure contained in the description of our business and our management’s discussion and analysis of financial condition and results of operations contained in our Annual Report on Form 20-F. Our Annual Report on Form 20-F for the year ended March 31, 2003 is incorporated by reference in this prospectus. All subsequent written or oral forward-looking statements attributable to Vodafone, any members of the Group or persons acting on our behalf are expressly qualified in their entirety by the factors referred to above.

        No assurance can be given that the forward-looking statements in this document or any accompanying prospectus supplement will be realized. Neither Vodafone nor any of its affiliates intends to update these forward-looking statements.

VODAFONE

        Vodafone Group Plc provides an extensive range of mobile telecommunications services, including voice and data communications, with a significant presence in Continental Europe, the United Kingdom, the United States and the Far East through our subsidiary undertakings, associated undertakings and investments. We operate in 26 countries worldwide. All of our mobile subsidiaries operate under the brand name “Vodafone”. In the United States our associated undertaking operates as Verizon Wireless. Since December 2001, we have also entered into arrangements with network operators in countries where we do not hold an equity stake. Under the terms of these partner network agreements, Vodafone and its partner networks cooperate in the development and marketing of global services under dual brand logos. Through these agreements, we have extended our brand reach into ten further countries. We also own interests in two fixed line businesses.

        At September 30, 2003, based on the registered customers of mobile telecommunications ventures in which the Group had ownership interests at that date, we had approximately 125.3 million customers, calculated on a proportionate basis in accordance with our percentage interest in these ventures, and approximately 314.0 million registered venture customers.

        Our ordinary shares are listed on the London Stock Exchange and the Frankfurt Stock Exchange and our ADSs are listed on the New York Stock Exchange. We have applied for our ordinary shares to be delisted from the Frankfurt Stock Exchange and expect this process to be completed in approximately six months. The Company had a total market capitalization of approximately £93 billion at December 3, 2003, making it the second largest company in the Financial Times Stock Exchange 100 index, or FTSE 100, and the tenth largest company in the world based on market capitalization at that date.

        We have maintained a strategy of focusing on global mobile telecommunications and providing network coverage to allow our customers to communicate using mobile products and services. Our strategy is increasingly focused on revenue growth and margin improvement from providing enhanced services to our customer base. This growth strategy has three principal components:

•	to grow voice and data revenues through an increased marketing focus on our established high quality customer base;

•	to extend our operational leadership of the industry through maximizing the benefits of scale and scope, through the use of partner network agreements, by increasing equity interests in businesses where the Group has existing shareholdings and by promoting the Vodafone brand; and

•	to extend service differentiation by investing in delivering Vodafone branded, easy to use, customer propositions for mobile voice and data.

        Where appropriate, and if circumstances allow, we may also make acquisitions or disposals of businesses.

RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND

PREFERENCE SHARE DIVIDENDS

        Our unaudited consolidated ratio of earnings to fixed charges and earnings to fixed charges and preference share dividends computed under U.K. GAAP and U.S. GAAP for each of our fiscal years ended March 31, 1999 through 2003 and for the six months ended September 30, 2003 are as follows:

						Six months
						ended
	Year Ended March 31,					September 30,

	1999	2000	2001	2002	2003	2003

U.K. GAAP
Ratio of Earnings to Fixed Charges	6.7	4.0	(4.2)	(8.6)	(2.5)	(1.0)
Deficit (£ in millions)	—	—	(6,947)	(11,277)	(4,828)	(1,450)
Ratio of Earnings to Fixed Charges and Preference Share Dividends	6.7	4.0	(4.2)	(8.6)	(2.5)	(1.0)
Deficit (£ in millions)	—	—	(6,947)	(11,277)	(4,828)	(1,450)
U.S. GAAP
Ratio of Earnings to Fixed Charges	6.4	3.9	(6.6)	(14.9)	(6.4)	(5.7)
Deficit (£ in millions)	—	—	(10,038)	(18,701)	(10,081)	(4,795)
Ratio of Earnings to Fixed Charges and Preference Share Dividends	6.4	3.9	(6.6)	(14.9)	(6.4)	(5.7)
Deficit (£ in millions)	—	—	(10,038)	(18,701)	(10,081)	(4,795)

        For the purpose of computing these ratios, earnings consist of income on ordinary activities before taxation, adjusted for:

        • fixed charges;

•	dividend income from associated undertakings;

•	share of profits and losses from associated undertakings; and

•	profits and losses on ordinary activities before tax from discontinued operations.

        Fixed charges comprise one-third of rental expense, including the portion of rental expense representative of interest, and interest expense as reported in our consolidated financial statements.

CAPITALIZATION AND INDEBTEDNESS

        The following table sets out our unaudited consolidated called up share capital, and the borrowings and indebtedness of Vodafone Group Plc under UK GAAP as at October 31, 2003.

	At October 31, 2003

	£	$

	(in millions)
Share Capital
Called up share capital — (78 billion ordinary shares of $0.10 each, authorized, 68,206,783,646 ordinary shares allotted, issued and fully paid and 50,000 7% cumulative fixed rate shares denominated in £1 shares)	4,277	7,252

Borrowings and Indebtedness

Borrowings and indebtedness of the Group, excluding intra-group borrowings, at October 31, 2003 were as follows:

	At October 31,
	2003

	£	$

	(in millions)
Total borrowings and indebtedness(1)-(12)	14,924	25,305

(1)	The total sterling amount has been expressed in U.S. dollars solely for convenience and translated at the Federal Reserve noon buying rate on October 31, 2003, which was $1.6956 to £1.00.

(2)	All borrowings and indebtedness are unsecured, except for indebtedness in respect of Vodafone Egypt of £169 million ($286 million). Borrowings and indebtedness include long term and short term borrowings.

(3)	As at October 31, 2003, Vodafone had issued guarantees in respect of notes issued by its wholly-owned subsidiary Vodafone Americas Inc. (previously Airtouch Communications, Inc.) amounting to £345 million ($584 million) and guaranteed debt of its wholly-owned subsidiary J-Phone Finance Co. Ltd of £1,206 million ($2,045 million). Such notes and debt are included in total borrowings and indebtedness above. No other indebtedness in the nature of borrowing in the Group is guaranteed by Vodafone.

(4)	As at October 31, 2003, the Group had issued credit guarantees, on amounts not included in total borrowings and indebtedness above, comprising guarantees and indemnities of £75 million ($127 million), of which £22 million ($37 million) related to the Group’s former interest in Xfera Moviles S.A. in Spain. Additionally, the Group has also issued other guarantees, on amounts not included in total borrowings and indebtedness above, which principally consist of commitments to support disposed entities, of a further £57 million ($97 million).

(5)	As at October 31, 2003, the Group’s performance bonds totalled £829 million ($1,406 million) of which £190 million ($322 million) have counter-indemnities from Vodafone and include undertakings to roll out second and third generation networks by Vodafone’s subsidiaries including £574 million ($973 million) in Germany, £173 million ($294 million) in Spain and £31 million ($52 million) in Ireland. These amounts are not included in total borrowings and indebtedness above.

(6)	As at October 31, 2003, the Group had cash and liquid investments of £4,491 million ($7,615 million), giving total net borrowings and indebtedness of £10,433 million ($17,690 million).

(7)	On November 14, 2003, the Group completed the disposal of its Japanese fixed line business (Japan Telecom Co., Ltd.). Receipts from this transaction are ¥261.3 billion (£1.4 billion), comprising ¥228.8 billion (£1.2 billion) of cash and ¥32.5 billion (£0.2 billion) of transferable redeemable preferred equity.

(8)	On November 18, 2003, Vodafone announced the introduction of a £2.5 billion ($4.2 billion) share repurchase program of which £103 million ($178 million at a $/£ exchange rate of 1.724) had been spent to December 4, 2003 and the shares placed in treasury.

(9)	On November 26, 2003, Vodafone announced that it had purchased a 9.433% interest in Vodafone-Panafon Hellenic Telecommunications Company S.A. for a total consideration of €316,725 million ($265 million at a $/€ exchange rate of 1.195), which purchase completed on November 28, 2003.

(10)	On December 1, 2003, Vodafone announced the launch of a public offer for the remaining interests in a subsidiary undertaking not already owned by it and by December 4, 2003 had made market purchases taking its effective ownership to approximately 80.769%. A maximum consideration of €846.3 million ($708 million at a $/€ exchange rate of 1.195) is expected to be paid in connection with this offer.

(11)	On December 4, 2003, Vodafone issued £250 million 5.625% bonds with a maturity of December 4, 2025.

(12)	Except as described above, there has been (i) no material change in Vodafone’s share capital and (ii) no material change in the borrowings and indebtedness or contingent liabilities of the Group since October 31, 2003.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include working capital, the repayment of existing debt (including debt of acquired companies), for financing capital investments or acquisitions and any other purposes that may be stated. We may temporarily invest funds that we do not need immediately for these purposes in short-term marketable securities.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

        We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the “holders” of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in “street name”. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest, dividends and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities and, if the securities are in registered form, have them registered in your own name, so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to the person with whom the securities are deposited, in the case of debt securities in bearer form, or in the special situations described on page 16, to persons who are registered as holders of the securities, in the case of securities in registered form. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder or person with whom the security is deposited, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

        A global security is a special type of indirectly held security. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We may do this in two ways, depending on whether the security is in registered or bearer form.

        If the security is in registered form, we require that the global security be registered in the name of a financial institution we select. If the security is a debt security in bearer form, we will deposit the global security with a financial institution we select.

        In both cases, we require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary”. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. A prospectus supplement relating to the offering of a series of securities will indicate whether the series will be issued only in the form of global securities, and whether such global securities will be in bearer form, fully registered form or both. For a description of provisions relating to global debt securities in bearer form, see “— Special Arrangements for Global Securities in Bearer Form” on page 17.

Special Investor Considerations for Global Securities

        As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

        If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders” on page 15.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. This difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations in Which a Global Security Will Be Terminated

        In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders” on page 15.

        The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and, in the case of debt securities in bearer form, we do not appoint a successor within 120 days.

•	When, in the case of debt securities in bearer form, The Depository Trust Company, referred to later as DTC, notifies the depositary that it is unwilling, unable or no longer qualified to continue holding certificateless depositary interests issued by the depositary with respect to the global securities, and we do not appoint a successor within 120 days.

•	When we, in the case of debt securities in bearer form, elect to exchange the global securities representing such debt securities for physical certificates representing such debt securities.

•	When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities We May Offer — Default and Related Matters — Events of Default” on page 27.

        The prospectus supplement(s) may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor, in the case of debt securities, the trustee is responsible for deciding the names of the institutions that will be the initial direct holders. For more information, see “Description of Debt Securities We May Offer — Description of the Securities Depositary Agreement — Procedures for Issuing Definitive Securities” on page 30.

Special Arrangements for Global Securities in Bearer Form

        If the debt securities of a series are issued in bearer form, we will deposit a global security representing the debt securities of that series with Citibank, N.A., acting as “depositary”, or any successor depositary who will hold the global security. In turn, it will issue certificateless depositary interests representing 100% of the global security and deposit them with or on behalf of DTC.

        You can hold a beneficial interest in the certificateless depositary interests only directly through DTC or indirectly through participants or indirect participants in DTC. These beneficial interests may be held in such denominations as are permitted by DTC. Indirect participants are banks, brokers, dealers, trust companies and other parties, including the Euroclear System and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant. For a description of the arrangements we have made with Citibank relating to the deposit of the global security with Citibank and Citibank’s issuance of certificateless depositary interests, see “Description of Debt Securities We May Offer — Description of the Securities Depositary Agreement” on page 29. Beneficial interests in the certificateless depositary interests are called book-entry securities.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection on page 15 entitled “Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Indenture

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, any debt securities will be governed by a document called an indenture. The indenture is a contract entered into between us and Citibank, N.A., which acts as trustee. The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default, although there are some limitations on the extent to which the trustee acts on your behalf that are described on page 28 under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs”; and

•	Second, the trustee performs administrative duties for us, such as sending interest payments and notices to you and transferring your debt securities to a new buyer if you sell.

        The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and the debt securities, except for certain events of default described in the indenture, which are governed by English law. We have filed a copy of the indenture with the SEC as an exhibit to our registration statement.

Types of Debt Securities

        We may issue as many distinct series of debt securities under our indenture as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

        Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

        We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) We may also issue the debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We may, at our option, at any time and without the consent of the then existing holders of any series of notes, issue additional notes under such series in one or more transactions with terms (other than the issuance date and, possibly, issue price and the first interest payment date) identical to those with which such series was first issued. These additional notes will be deemed to be part of the same series as the notes first issued and the holders of these additional notes will have the right to vote together with holders of the notes first issued. We will describe the material U.K. and U.S. federal income tax consequences and any other special considerations applicable to indexed securities and further issuances of debt securities fungible with the same series in the applicable prospectus supplement(s).

        In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement(s) relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement(s).

        The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series (including any provision for the future offering of additional debt securities of the series beyond any such limit);

•	whether the debt securities will be issued in registered or bearer form;

•	the date or dates on which the debt securities of the series will mature and any other date or dates on which we will pay the principal of the debt securities of the series;

•	the annual rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive interest payments;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable;

•	the payment of any additional amounts on the debt securities;

•	any period or periods during which, and the price or prices at which, we will have the option to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase rights;

•	any obligation we will have to redeem or repurchase the debt securities of the series, the period or periods during which, and the price or prices at which, we would be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to our redemption or repurchase obligations;

•	if other than $1,000 or an even multiple of $1,000, the denominations in which the series of debt securities will be issuable;

•	if other than the currency of the United States, the currency in which the debt securities of the series will be denominated or in which the principal or any premium or interest on the debt securities of the series will be payable;

•	if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon a declaration of acceleration of the maturity of the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest on the debt securities of the series;

•	the applicability of the provisions described on page 26 under “Defeasance and Discharge”;

•	if we issue the debt securities of the series in whole or part in the form of global securities as described on page 15 under “Legal Ownership — Global Securities”, the name of the depositary with respect to the debt securities of the series, and the circumstances under which the global securities may be registered in the name of a person other than the depositary or its nominee if other than those described on page 16 under “Legal Ownership — Global Securities — Special Situations in Which a Global Security Will Be Terminated”;

•	any covenants to which we will be subject with respect to the debt securities of the series; and

•	any other special features of the debt securities of the series that are not inconsistent with the provisions of the indenture.

        In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which one(s).

Additional Mechanics

Form, Exchange and Transfer

        The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000.

        You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

        In the case of registered debt securities, you may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar”. It will also register transfers of the registered debt securities. However, you may not exchange registered debt securities for bearer debt securities. (Section 305)

        You will not be required to pay a service charge to exchange or transfer debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

        If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

        If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the exchange or transfer of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register exchanges or transfers of debt securities selected for redemption. However, we will continue to permit exchanges and transfers of the unredeemed portion of any debt security being partially redeemed. (Section 305)

        For a discussion of transfers of book-entry securities issued in respect of global securities in bearer form, see “Description of the Securities Depositary Agreement — Transfers” on page 30.

Payment and Paying Agents

        If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. (Section 307)

        We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 111 Wall Street, 14th Floor, New York, NY 10043. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

        Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds. For a discussion of payments with respect to book-entry securities issued in respect of global securities in bearer form, see “Description of the Securities Depositary Agreement — Payments” on page 30.

        Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date or, in the case of bearer debt securities, to the bearer. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called “accrued interest”.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

        We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the debt securities of any series that you hold. (Section 1002)

Notices

        We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

        Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

        We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another entity or to buy or lease substantially all of the assets of another entity. No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the indenture requiring your approval, as described later under “— Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax, and the debt securities thus being subject to redemption at our option, as described later under “— Optional Tax Redemption”.

        We have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

•	If we merge out of existence or sell or lease our assets, the other entity must assume our obligations on the debt securities, including the obligation to pay the additional amounts described on page 24 under “Payment of Additional Amounts”. This assumption may be by way of a full and unconditional guarantee in the case of a sale or lease of substantially all of our assets.

•	If such other entity is organized under the laws of a country other than the United States or England and Wales, it must indemnify you against any governmental charge or other cost resulting from the transaction.

•	We must not be in default on the debt securities immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later on page 27 under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	If we sell or lease substantially all of our assets and the entity to which we sell or lease such assets guarantees our obligations, that entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture. Furthermore, in this case, the trustee must receive an opinion of counsel stating that the entity’s guarantees are valid, that certain registration requirements applicable to the guarantees have been fulfilled and that the supplemental indenture complies with the Trust Indenture Act of 1939. The entity that guarantees our obligations must also deliver certain certificates and other documents to the trustee.

•	We must deliver certain certificates and other documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement. (Section 801)

        It is possible that the United States Internal Revenue Service may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

        There are three types of changes we can make to the indenture and the debt securities.

        Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to the debt securities without the approval of each holder. These are the following types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation to pay the additional amounts described on page 24 under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion rights of the debt securities;

•	impair your right to sue for payment or conversion;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

        Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote of approval by the holders of debt securities which together represent a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “— Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver. (Section 513)

        Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

        Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement for that security.

•	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

        Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described on page 26 under “Defeasance and Discharge”. (Section 101)

        We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment

        Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

        If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price(s). It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

        If your prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

        If your prospectus supplement specifies a repayment date, your debt security will be repayable by us at your option on the specified repayment date(s) at the specified repayment price(s), together with interest accrued to the repayment date.

        In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics — Notices”.

        If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

        In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

        We may have the option to redeem, in whole but not in part, the debt securities in the three situations described below. In such cases, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

        The first situation is where, as a result of a change in or amendment to any laws or regulations, or as a result of any execution of or amendment to any treaty or treaties, or any change in the official application or interpretation of such laws, regulations or treaties, we would be required to pay additional amounts as described later under “Payment of Additional Amounts”.

        This applies only in the case of events described in the preceding paragraph that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we are incorporated. If succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

        We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

        The second situation is where, as a result of any delivery or requirement to deliver debt securities in definitive registered form, after having used all reasonable efforts to avoid having to issue such definitive registered debt securities, we would be required to pay additional amounts as described later under “Payment of Additional Amounts”.

        We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

        The third situation is where, following a merger, consolidation or sale or lease of our assets to a person that assumes or, if applicable, guarantees our obligations on the debt securities, that person is required to pay additional amounts as described later under “Payment of Additional Amounts”.

        We, or the other person, would have the option to redeem the debt securities in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither we nor that person have any obligation under the indenture to seek to avoid the obligation to pay additional amounts in this situation.

Conversion

        Your debt securities may be convertible into or exchangeable for our ordinary shares or other securities if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.

Payment of Additional Amounts

        The government of any jurisdiction in which we are incorporated may require us to withhold amounts from payments on the principal or any premium or interest on a debt security for taxes or any other governmental charges. If the jurisdiction requires a withholding of this type, we may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding.

        We will not have to pay additional amounts under any of the following circumstances:

•	The U.S. government or any political subdivision of the U.S. government is the entity that is imposing the tax or governmental charge.

•	The withholding is imposed only because the holder was or is connected to the taxing jurisdiction or, if the holder is not an individual, the tax or governmental charge was imposed because a fiduciary, settlor, beneficiary, member or shareholder of the holder or a party possessing a power over a holder that is an estate or trust was or is connected to the taxing jurisdiction. These connections include those where the holder or related party:

—	is or has been a citizen or resident of the jurisdiction;

—	is or has been engaged in trade or business in the jurisdiction; or

—	has or had a permanent establishment in the jurisdiction.

•	The withholding is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The withholding is imposed due to the presentation of a debt security for payment in the United Kingdom.

•	The withholding is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The withholding is for a tax or governmental charge that is payable in a manner that does not involve withholding.

•	The withholding is imposed or withheld because the holder or beneficial owner failed to comply with any of our requests for the following that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

—	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

—	to make a declaration or satisfy any information requirements.

•	The holder is a fiduciary or partnership or other entity that is not the sole beneficial owner of the payment in respect of which the withholding is imposed, and the laws of the taxing jurisdiction require the payment to be included in the income of a beneficiary or settlor of such fiduciary or a member of such partnership or another beneficial owner who would not have been entitled to such additional amounts had it been the holder of such debt security.

•	With respect to debt securities originally issued in bearer form, the payment relates to a debt security that is in physical form. However, this exception only applies if:

—	the debt security in physical form was issued at the holder’s request following an event of default; and

—	we have not issued physical certificates for the entire principal amount of such series of debt securities.

•	The withholding or deduction is imposed pursuant to any European Union directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 (including the directive adopted on June 3, 2003), or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

        These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to us is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Sections 205, 802 and 1004)

        In certain circumstances, payments made to holders of debt securities may be subject to withholding or deduction for or on account of U.K. tax. These circumstances might include, for example, if payments are made on debt securities issued by us that are not listed on a “recognized stock exchange” for U.K. tax purposes at the time of payment. For more information see the section entitled “Taxation — United Kingdom Taxation — Debt Securities — Interest Payments” on page 43.

Restrictive Covenants

        The indenture does not contain any covenants restricting our ability to make payments, incur indebtedness, dispose of assets, enter into sale and leaseback transactions, issue and sell capital stock, enter into transactions with affiliates, create or incur liens on our property or engage in business other than our present business. A particular series of debt securities, however, may contain restrictive covenants of this type, which we will describe in the applicable prospectus supplement.

Defeasance and Discharge

        The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if we choose to apply them to that series, in which case we will state that in the prospectus supplement. (Sections 301 and 1401-1406)

Full Defeasance

        Except for various obligations described below, we can legally release ourselves from any payment or other obligations on the debt securities (called “full defeasance”) if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel, based upon a ruling by the United States Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

        If the debt securities are listed on any securities exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Sections 1402 and 1404)

        If we ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the exchange and transfer of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

        We can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of any particular series. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

        If we accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt, described later under “Default and Related Matters — Events of Default — What Is An Event of Default?”.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if any event of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1403 and 1404)

Default and Related Matters

Ranking

        The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities may or may not be subordinated to any of our other debt obligations as indicated in the applicable prospectus supplement. If they are not subordinated, they will rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

        You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

        What Is an Event of Default? The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security within 14 days of its due date.

•	We do not pay interest on a debt security within 21 days of its due date.

•	We do not deposit any sinking fund payment within 14 days of its due date, if we agreed to maintain a sinking fund for your debt securities and the other debt securities of the same series.

•	We remain in breach of any covenant or any other term of the indenture for 30 days after we receive a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We remain in default in the conversion of any convertible security of a given series for 30 days after we receive a notice of default stating that we are in default. The notice must be sent by either the trustee or the holders of 25% of the principal amount of debt securities of the affected series.

•	If the total aggregate principal amount of all of our indebtedness for borrowed money which meets one of the following conditions, together with the amount of any guarantees and indemnities described in the next point, equals or exceeds £50 million or, after August 1, 2014, £150 million:

—	the principal amount of such indebtedness becomes due and payable prematurely as a result of an event of default (however described) under the agreement(s) governing that indebtedness;

—	we fail to make any payment in respect of such indebtedness on the date when it is due (as extended by any originally applicable grace period);

—	any security that we have granted securing the payment of any such indebtedness becomes enforceable by reason of any default relating thereto and steps are taken to enforce the security.

•	We fail to make payment due under any guarantee and/or indemnity (after the expiry of any originally applicable grace period) of another person’s indebtedness for borrowed money in an amount that, when added to the indebtedness for borrowed money which meets one of the conditions described in the prior point, equals or exceeds £50 million or, after August 1, 2014, £150 million.

•	We are ordered by a court or pass a resolution to wind up or dissolve, save for the purposes of a reorganization on terms approved in writing by the trustee.

•	We stop paying or are unable to pay our debts as they fall due, or we are adjudicated or found bankrupt or insolvent, or we enter into any composition or other similar arrangement with our creditors under the U.K. Insolvency Act.

•	If a receiver or administrator is appointed in relation to, or a distress, execution, attachment, sequestration or other process is levied, enforced upon, sued out or put in force against, the whole or a substantial part of our undertakings or assets and (other than the appointment of an administrator) is not discharged or removed within 90 days.

•	Any other event of default described in the applicable prospectus supplement occurs. (Section 501)

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

        For these purposes, “indebtedness for borrowed money” means any present or future indebtedness (whether it is principal, premium, interest or other amounts) for or in respect of:

•	money borrowed (including in the form of any bonds, notes, debentures, debenture stock or loan stock); or

•	liabilities under or in respect of any acceptance or acceptance credit.

        Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated without any action by the trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502)

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee satisfactory protection from expenses and liability. This protection is called an “indemnity”. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512) Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer satisfactory indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the trustee a direction that is inconsistent with the above notice. (Section 507)

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

        We will furnish to the trustee every year a written statement of certain of our officers that will either certify that, to their knowledge, we are in compliance with the indenture and the debt securities or specify any default. (Section 1005)

Regarding the Trustee

        We and some of our subsidiaries maintain banking relations with the trustee in the ordinary course of our business.

        If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us notice of the default or our default having to exist for a specified period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

Description of the Securities Depositary Agreement

        If we issue debt securities represented by a global security in bearer form, we will deposit such security with Citibank, N.A., as depositary. The provisions described below will be applicable to such debt securities.

        The arrangements for depositing and holding of the global securities in bearer form by Citibank are set forth in a document called the securities depositary agreement between us and Citibank, and the owners of book-entry securities. This section summarizes that agreement, a copy of which is filed as an exhibit to our registration statement. Because this section is a summary, it does not describe every aspect of the agreement. The description here is subject to and qualified by the detailed terms in the definitive securities depositary agreement that we have entered into with the depositary and the owners of book-entry securities.

General

        The global security in bearer form representing the debt securities will be deposited with and held by Citibank, as the depositary. Citibank will maintain on our behalf a book-entry register for the applicable debt securities. It will register DTC or any person DTC nominates as the owner of the certificateless depositary interests it will issue in respect of the global securities. For a detailed description of DTC, see “Clearance and Settlement” on page 39.

        Ownership of beneficial interests in the certificateless depositary interest will be in the form of book-entry securities. Ownership of book-entry securities will be limited to participants or indirect participants in DTC. Procedures related to the transfer of ownership of book-entry securities are described below under “Transfers”.

        The ultimate beneficial owners of the global security in bearer form can only be indirect holders. We do not recognize this type of investor as a holder of debt securities and instead only deal with the depositary that holds the global security. As an indirect holder, an investor’s rights and obligations relating to a global security will be governed by the account rules of Citibank, DTC and the investor’s financial institution. We, the trustee, any paying agent, Citibank, as depositary and registrar, and any of our or their agents will not be responsible for the obligations under the rules and procedures of DTC, its participants or an investor’s financial institution.

        Citibank’s policies will govern payments, exchanges, transfers and other matters relating to the investor’s interest in the global security. In general, we have no responsibility for the depositary’s actions. We also do not supervise Citibank in any way.

        We have no responsibility for any aspect of the actions of any participant in DTC or for payments related to, or for its records of, ownership interests in the global security. We also do not supervise the participants in DTC in any way, nor will we govern payments, exchanges, transfers and other matters relating to the investor’s interest in the global security.

Payments

        Payments related to the applicable debt securities will be made to Citibank. Citibank then must distribute all payments to DTC by wire transfer of immediately available funds. Upon receipt, DTC has informed us that it will credit its participants’ accounts on that date with payments in amounts proportionate to their respective ownership interests as shown on DTC’s records. Payments by participants in DTC to the owners of book-entry securities will be the participants’ responsibility. We expect that payments by participants in DTC to the owners of interests in book-entry securities will be governed by standard customary practices, as is now the case with the securities held for the accounts of customers registered in street name.

        All payments will be made by Citibank without any deduction or withholding for any taxes, duties, assessments or other governmental charges. If the laws or regulations from the country in which we are incorporated require withholding, then we will add to the payment so it is the same as it would have been without the withholding. These added payments are subject to various exceptions and limitations that are described in the section called “Payment of Additional Amounts”. They are also subject to the optional redemption rights that are described in “Special Situations — Optional Tax Redemption”.

Redemption

        If and when the global securities are redeemed, Citibank will deliver all amounts it receives in respect of the redemption to DTC. The redemption price that will be paid for the book-entry securities will be equal to the amount paid to Citibank for the applicable global securities.

Transfers

        Transfers of all or any portion of the certificateless depositary interests may be made only through the book-entry register. Until the book-entry securities are exchanged for definitive securities, the certificateless depositary interests may only be transferred as a whole by:

•	DTC to a nominee of DTC;

•	by a nominee of DTC to DTC or another nominee of DTC; or

•	by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        DTC will record all transfers of the interests in book-entry securities using its book-entry system. DTC will use the customary procedures described in detail in the securities depositary agreement.

Procedures for Issuing Definitive Securities

        Holders of book-entry securities will receive definitive securities in the situations described earlier under “Legal Ownership — Global Securities — Special Situations in Which a Global Security Will Be Terminated”. No definitive securities in bearer form will be issued. Definitive securities issued in exchange for book-entry securities will be issued in registered form only, without coupons. They will be registered in the name or names that Citibank instructs the registrar based on the instructions of DTC.

Action by Holders of Book-Entry Securities

        Citibank must send any notices it receives concerning consents, requests for a waiver or any other action to DTC, as promptly as practicable after receipt. If DTC requests in writing that Citibank take action, it is expected that Citibank will take the action when it receives reasonable indemnity from DTC.

        Citibank will not make any independent decisions relating to the certificateless depositary interests or the global securities.

        We understand that under existing industry practices, if we request any action to be taken by the holders of debt securities or if a holder of debt securities desires to give or take any action the holder is entitled to give or take under the debt securities or the indenture, DTC will authorize its participants holding book-entry securities to give or take the action and the participants will then authorize the beneficial owners to take the action or will act upon those owners’ instructions.

Reports

        Citibank must send a copy of any communications that relate to us to DTC immediately after it receives them. This is also true for any communications that relate to the global and the book-entry securities.

Action by the Depositary

        If a default occurs and DTC requests Citibank to take action, it is expected that Citibank will take the action when it receives reasonable indemnity from DTC. Action taken in the event of a default is subject to limitations which are described in detail in the securities depositary agreement.

Charges Incurred by the Depositary Will Be Paid by Us

        We have agreed to pay all charges of Citibank under the securities depositary agreement. We have also agreed to indemnify Citibank against certain liabilities it incurs under the securities depositary agreement.

Amendment and Termination

        We and Citibank may amend the securities depositary agreement. DTC’s consent will not be required in connection with the following amendments:

•	to cure any inconsistency, omission, defect or ambiguity in the securities depositary agreement;

•	to add to the covenants and agreements of Citibank or us;

•	to assign Citibank’s rights and duties to a qualified successor;

•	to evidence the succession of another person to us and the assumption by the successor of our covenants, where the parties are amending the indenture in a similar way;

•	to comply with the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 or the Trust Indenture Act of 1939, as amended; or

•	to modify, alter, amend or supplement the securities depositary agreement in any other manner that is not adverse to DTC or the holders of book-entry securities.

        No amendment to the securities depositary agreement or the book-entry securities that affects DTC or the holders of book-entry securities in an adverse way will be allowed without DTC’s consent.

        When definitive securities are issued to all of the holders of book-entry securities, the book-entry provisions of the securities depositary agreement will no longer apply. Definitive securities may be issued upon the resignation of the depositary if no successor has been appointed within 120 days.

Resignation or Removal of the Depositary

        Citibank may resign at any time by delivering written notice to us, and the resignation will take effect when we appoint a new depositary and the new depositary accepts the appointment. If no successor has been appointed at the end of 120 days after Citibank gives notice, it may petition a court of competent jurisdiction for the appointment of a successor.

Obligations of the Depositary

        Citibank must perform only the duties and obligations set forth in the definitive securities depositary agreement. You should not read any implied covenants or obligations into the definitive securities depositary agreement.

DESCRIPTION OF WARRANTS WE MAY OFFER

        We may issue warrants to purchase our debt securities, preference shares or ordinary shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent, all as will be set forth in the applicable prospectus supplement.

Debt Warrants

        The following briefly summarizes the material terms that will generally be included in a debt warrant agreement. However, we may include different terms in the debt warrant agreement for any particular series of debt warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the related debt warrant agreement which will be described in more detail in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

General

        We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into by us and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of debt warrants, a form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Debt Warrants to Be Described in the Prospectus Supplement

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to such debt warrants and such debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities that can be purchased upon exercise of the debt warrants;

•	the title, aggregate principal amount and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	if applicable, whether and when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that can be purchased upon exercise of each debt warrant and the exercise price;

•	the date on or after which the debt warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	if applicable, a discussion of material U.K. and U.S. federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

•	any other terms of the debt warrants.

        You may exchange your debt warrant certificates for new debt warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of debt securities. If your debt warrant certificates are in registered form, you may present them for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to receive payments of principal or any premium or interest on the debt securities that can be purchased upon such exercise, or to enforce any of the covenants in the indenture relating to the debt securities that may be purchased upon such exercise.

Exercise of Debt Warrants

        Unless otherwise provided in the applicable prospectus supplement, each debt warrant will entitle the holder to purchase a principal amount of debt securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised debt warrants will become void.

        Debt warrants may be exercised as set forth in the prospectus supplement applicable to the particular debt warrants. Upon delivery of payment of the exercise price and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities that can be purchased upon such exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining unexercised debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying debt securities in connection with the exercise of the debt warrants.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how to exercise their debt warrants.

Modification and Waiver

        There are three types of changes we can make to the debt warrant agreement and the debt warrants of any series.

        Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to the debt warrants or the debt warrant agreement under which they were issued without the approval of each holder. These are the following types of changes:

•	any increase in the exercise price;

•	any decrease in the principal amount of debt securities that can be purchased upon exercise of any debt warrant;

•	any reduction of the period of time during which the debt warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of debt warrant certificates or the debt securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised debt warrants whose consent is required for any modification or amendment described below under “— Changes Requiring a Majority Vote”.

        Changes Requiring a Majority Vote. The second type of change to the debt warrant agreement or debt warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised debt warrants of that series. This category includes all changes other than those listed above under “— Changes Requiring Approval of Each Holder” or changes that would not adversely affect holders of debt warrants or debt securities in any material respect.

        Changes Not Requiring Approval. The third type of change does not require any vote or consent by the holders of debt warrant certificates. This type is limited to clarifications and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your debt warrants or the debt warrant agreement under which they were issued or to request a waiver.

Merger, Consolidation, Sale or Other Dispositions

        Under the debt warrant agreement for each series of debt warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the indenture for the debt securities that can be purchased upon exercise of such debt warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the debt warrant agreements and debt warrants. If we sell or lease substantially all of our assets, one way the other firm or company can become legally responsible for our obligations is by way of a full and unconditional guarantee of our obligations. If the other company becomes legally responsible by a means other than a guarantee, we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

        The debt warrant agent will act solely as our agent in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the related debt warrant agreement will be governed by the laws of the State of New York.

Equity Warrants

        The following briefly summarizes the material terms that will generally be included in an equity warrant agreement. However, we may include different terms in the equity warrant agreement for any particular series of equity warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any equity warrants that are offered by us and the related equity warrant agreement which will be described in more detail in the applicable prospectus supplement.

The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

General

        We may issue warrants for the purchase of our equity securities (i.e., our ordinary shares and preference shares). As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into by us and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of equity warrants, a form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, will be filed by amendment as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Equity Warrants to Be Described in the Prospectus Supplement

        The particular terms of each issue of equity warrants, the equity warrant agreement relating to such equity warrants and the equity warrant certificates representing such equity warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the equity warrants is payable;

•	the designation and terms of the equity securities (i.e., preference shares or ordinary shares) that can be purchased upon exercise of the equity warrants;

•	the total number of preference shares or ordinary shares that can be purchased upon exercise of each equity warrant and the exercise price;

•	the date or dates on or after which the equity warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	the designation and terms of any related preference shares or ordinary shares with which the equity warrants are issued and the number of the equity warrants issued with each preference share or ordinary share;

•	if applicable, whether and when the equity warrants and the related preference shares or ordinary shares will be separately transferable;

•	if applicable, a discussion of material U.K. and U.S. federal income tax, accounting or other considerations applicable to the equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        You may exchange your equity warrant certificates for new equity warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of equity securities. If your equity warrant certificates are in registered form, you may present them for registration of transfer and exercise them at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of equity warrants, holders of equity warrants will not be entitled to receive dividends or exercise voting rights with respect to the equity securities that can be purchased upon such exercise, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as a shareholder.

        Unless the applicable prospectus supplement states otherwise, the exercise price payable and the number of ordinary shares or preference shares that can be purchased upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of ordinary shares or preference shares or a stock split, reverse stock split, combination, subdivision or reclassification of ordinary shares or preference shares. Instead of adjusting the number of ordinary shares or preference shares that can be purchased upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares that can be purchased upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. We may, at our option, reduce the exercise price at any time. We will not issue fractional shares upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable.

        Notwithstanding the previous paragraph, if there is a consolidation, merger or sale or conveyance of substantially all of our property, the holder of each outstanding equity warrant will have the right to the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of ordinary shares or preference shares into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

Exercise of Equity Warrants

        Unless otherwise provided in the applicable prospectus supplement, each equity warrant will entitle the holder to purchase a number of equity securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised equity warrants will become void. Equity warrants for the purchase of preference shares or ordinary shares may be issued in the form of American Depositary Receipts.

        Equity warrants may be exercised as set forth in the prospectus supplement applicable to the particular equity warrants. Upon delivery of payment of the exercise price and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the equity securities that can be purchased upon such exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining equity warrants. Holders of equity warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying equity securities in connection with the exercise of the equity warrants.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how to exercise their equity warrants.

Modification and Waiver

        There are three types of changes we can make to the equity warrant agreement and the equity warrants of any series.

        Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to the equity warrants or the equity warrant agreement under which they were issued without the approval of each holder. These are the following types of changes:

•	any increase in the exercise price;

•	any decrease in the total number of preference shares or ordinary shares that can be purchased upon exercise of any equity warrant;

•	any reduction of the period of time during which the equity warrants may be exercised;

•	any other change that materially and adversely affects the exercise rights of a holder of equity warrant certificates or the equity securities that can be purchased upon such exercise; and

•	any reduction in the number of outstanding unexercised equity warrants whose consent is required for any modification or amendment described below under “— Changes Requiring a Majority Vote”.

        Changes Requiring a Majority Vote. The second type of change to the equity warrant agreement or equity warrants of any series is the kind that requires a vote of approval by the holders of not less than a majority in number of the then outstanding unexercised equity warrants of that series. This category includes all changes other than those listed above under “— Changes Requiring Approval of Each Holder” or changes that would not adversely affect holders of equity warrants in any material respect.

        Changes Not Requiring Approval. The third type of change does not require any vote or consent by the holders of equity warrant certificates. This type is limited to clarifications, amendments, supplement and other changes that would not adversely affect such holders in any material respect.

Street name and other indirect holders of equity warrants should consult their bank or brokers for information on how approval may be granted or denied if we seek to change your equity warrants or the equity warrant agreement under which they were issued or request a waiver.

Merger, Consolidation, Sale or Other Dispositions

        Under the equity warrant agreement for each series of equity warrants, we may consolidate with, or sell, convey or lease all or substantially all of our assets to, or merge with or into, any other corporation or firm to the extent permitted by the terms of the equity securities that can be purchased upon exercise of such equity warrants. If we consolidate with or merge into, or sell, lease or otherwise dispose of all or substantially all of our assets to, another corporation or firm, that corporation or firm must become legally responsible for our obligations under the equity warrant agreements and equity warrants and we will be relieved from all such obligations.

Enforceability of Rights; Governing Law

        The equity warrant agent will act solely as our agent in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the applicable prospectus supplement, each issue of equity warrants and the related equity warrant agreement will be governed by the laws of England and Wales.

DESCRIPTION OF PREFERENCE SHARES WE MAY OFFER

        Provided that sufficient authorized but unissued shares exist and that the directors have the required authority to allot shares, our articles of association allow us to issue new share capital with any rights or restrictions to it, subject to any special rights given to the holders of the existing share capital. The rights and restrictions attaching to such share capital can be decided either by shareholders by ordinary resolution or by the board of directors, provided that the rights or restrictions decided by the directors do not conflict with any decided by the shareholders. Under the laws of England and Wales, the board of directors requires express authority to allot preference shares which authority must either be given by an ordinary resolution of shareholders or be set out in the articles of association. Our board of directors currently has authority to issue relevant securities (including ordinary and preference shares) up to a nominal amount of $900,000,000 prior to the earlier of October 30, 2004 and our Annual General Meeting in 2004. However, currently all of our authorized but unissued shares are designated to be ordinary shares. In order to issue preference shares, we would need to redesignate some of these ordinary shares into preference shares or increase our share capital by the creation of more preference shares. Both of these actions would require the approval of shareholders by ordinary resolution.

        If the preference shares have the right to participate only up to a specified amount of a dividend or capital distribution, we may issue them without complying with the provisions of English law that otherwise require companies to offer shares first to existing shareholders on a pre-emptive basis (these rights of existing shareholders are sometimes referred to as “pre-emptive rights”). However, pre-emptive rights would apply to any issuance of preference shares that are convertible into, or exchangeable for, other classes of our shares unless such rights are waived by a special resolution of our shareholders. Our shareholders have currently waived pre-emptive rights with respect to 3,400,000,000 ordinary shares for the issue of such shares prior to the earlier of October 30, 2004 and our Annual General Meeting in 2004.

        Subject to the foregoing, applicable law and the rights of other holders of our share capital, we may seek to issue preference shares in one or more series with such terms, rights and restrictions the company by ordinary resolution decides, or if no resolution has been passed or the resolution does not make specific provision, with such terms, rights and restrictions as our board of directors decides, including the following:

•	the maximum number of shares in the series;

•	the designation of the series;

•	any dividend rate, or basis for determining such a rate, on the shares of the series;

•	whether or not dividends will be cumulative and, if so, from which date or dates;

•	whether the shares of the series will be redeemable and, if so, the dates, prices and other terms and conditions of redemption;

•	whether the shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the rate or rates of conversion or exchange, any terms of adjustment and whether the shares of the series will be convertible or exchangeable at our option, the option of holders of preference shares or both;

•	whether the shares of the series will have voting rights in addition to those provided by law and, if so, the terms of those voting rights;

•	the rights of the shares of the series in the event of a voluntary or involuntary liquidation, dissolution or winding up of Vodafone; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to the shares of the series.

        The specific terms of each series of preference shares will be described in a prospectus supplement. However, the description of the preference shares set forth in this prospectus and in any applicable prospectus supplement is not complete without reference to the documents that govern the preference shares. These include the memorandum and articles of association and any document filed with the Companies Registrar in England and Wales setting out the terms of such preference shares. Any preference shares will be fully paid and nonassessable. The terms and manner in which we may redeem shares must be set forth in our articles of association. If we want to issue redeemable shares, we would need to amend our articles of association by special resolution to include such provisions. We must be authorized by our shareholders to repurchase any of our shares. Our shareholders have currently authorized us to make market purchases (e.g., purchases on the London Stock Exchange) of up to 6,800,000,000 of our existing ordinary shares (nominal value $0.10 per share). From December 1, 2003, any shares repurchased by us may be canceled or held in treasury. Shares held in treasury may be reissued for cash or used to settle employee share schemes. The issuance for cash may include the release of a liability of the Company for a liquidated sum as well as an undertaking to pay cash to the Company within 90 days, but does not include selling shares in exchange for other shares or for goods or services.

CLEARANCE AND SETTLEMENT

General

        Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream, Luxembourg in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

        Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

        Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

        The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

        We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

        DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

        The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

As used in this section, any reference to securities also refers to book-entry securities issued in respect of securities in bearer form.

The Clearing Systems

DTC

        DTC has advised us as follows:

•	DTC is:

—	a limited purpose trust company organized under the laws of the State of New York;

—	a member of the Federal Reserve System;

—	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

—	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

        Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

        Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

        We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

        The distribution of securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

        Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

        We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures — DTC

        DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

        Securities will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

        We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

        Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

        We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

        If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

        We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

        A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

        The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

        Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

        As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

        Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

        You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

        This section describes the material U.K. and U.S. federal income tax consequences of acquiring, owning and disposing of ordinary shares or ADSs, preference shares or debt securities that we may issue. It is the opinion of Linklaters as to matters of U.K. tax law and of Sullivan & Cromwell LLP as to matters of U.S. federal income tax law.

United Kingdom Taxation

        The comments below are of a general nature based on current U.K. law and United Kingdom Inland Revenue practice. They do not necessarily apply where the income is deemed for tax purposes to be the income of any other person and may not apply to certain classes of persons.

Please consult your own tax advisor concerning the consequences of owning the offered securities in your particular circumstances.

Debt Securities

        Interest Payments. References to “interest” in this section mean interest as understood in U.K. tax law. The statements do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation. If debt securities are issued with a redemption premium, then any such premium may constitute interest for U.K. tax purposes and so be treated in the manner described below.

        Payments of interest on debt securities will not be subject to withholding or deduction for or on account of U.K. taxation so long as the debt securities carry a right to interest and are and continue to be listed on a “recognized stock exchange” within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act 1988 (which includes the New York Stock Exchange and the London Stock Exchange).

        In all other cases, payments of interest will generally be made after deduction of tax at a rate which is currently 20%. Certain holders of debt securities who are U.S. residents will generally be entitled to receive payments free of deductions on account of U.K. tax under the double taxation treaty between the United Kingdom and the United States and may therefore be able to obtain a direction to that effect from the appropriate taxation authority in the United Kingdom. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions or subject to a lower rate of deduction under an appropriate double taxation treaty and may be able to obtain a direction to that effect.

        However, such a direction will, in either case, only be issued on prior application to the relevant tax authorities by the holder in question. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of debt securities resident in another jurisdiction who is entitled to relief may subsequently claim the amount withheld from the United Kingdom Inland Revenue.

        The interest on the debt securities has a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment. Where the interest is paid without withholding or deduction, the interest will not be assessed to U.K. tax in the hands of holders of the debt securities who are not resident in the United Kingdom, except where:

(i)	in the case of corporate holders, such persons carry on a trade in the United Kingdom through a permanent establishment (or, for accounting periods beginning before January 1, 2003, through a branch or agency); or

(ii)	in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency in connection with which the interest is received or to which the debt securities are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the U.K. permanent establishment or branch or agency.

        In the event that payments of interest on debt securities are subject to withholding or deduction for on account of U.K. taxation (for example, as a result of a failure to maintain a listing on a “recognized stock exchange”) then the provisions referred to in “Description of Debt Securities We May Offer — Payment of Additional Amounts” on page 24 may apply so that the net amount received by the holders after such reduction will not be less than the amount the holders would have received in the absence of such withholding or deduction.

        Holders of the debt securities should note that the provisions relating to additional amounts referred to in “Description of Debt Securities We May Offer — Payment of Additional Amounts” on page 24 would not apply if the United Kingdom Inland Revenue sought to assess directly the person entitled to the relevant interest to U.K. tax. However exemption from, or reduction of, such U.K. tax liability might be available under an applicable double taxation treaty.

        Provision of Information. Persons in the United Kingdom paying interest to or receiving interest on behalf of another person may be required to provide certain information to the United Kingdom Inland Revenue regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

        European Union Directive on the Taxation of Savings. The Council of the European Union has adopted a new directive regarding the taxation of savings income. Subject to meeting a number of important conditions, Member States will be required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments. It is expected that the directive will take effect on January 1, 2005.

        Issue of Debt Securities to Form Part of Earlier Series. In the earlier section entitled “Description of Debt Securities We May Offer — Types of Debt Securities” we set out certain situations in which we may issue additional debt securities to form part of an existing series. Any relevant U.K. tax consequences as a result of such an issue will be described in an applicable prospectus supplement.

        Optional Tax Redemption. In the earlier section entitled “Description of Debt Securities We May Offer — Special Situations — Optional Tax Redemption” we set out certain situations in which we may redeem debt securities. Any relevant U.K. tax consequences as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties will be described in an applicable prospectus supplement.

        Disposal (including Redemption). This section offers general guidance only and in particular does not discuss the U.K. tax treatment relevant to convertible or exchangeable securities, asset linked securities or securities issued at anything other than the redemption amount or a fixed discount to their redemption amount.

        Generally, a holder of debt securities who is neither resident nor ordinarily resident in the United Kingdom for tax purposes will not be liable for U.K. taxation in respect of a disposal of a debt security, or in respect of any gain accrued in respect of a debt security or any change in the value of a debt security.

        This may not, however, be the case if:

(i)	in the case of corporate holders, such persons carry on a trade in the United Kingdom through a permanent establishment (or, for accounting periods beginning before January 1, 2003, through a branch or agency); or

(ii)	in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency in connection with which the interest is received or to which the debt securities are attributable.

        Inheritance Tax. A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable for U.K. inheritance tax in respect of his holding of debt securities. This will be the case if a register of debt securities is maintained outside the United Kingdom. If no register is maintained, there may be a liability for inheritance tax if the debt securities are held in the United Kingdom. If so, exemption from any U.K. inheritance tax liability will normally be available for holders of debt securities who are domiciled in the United States under the U.S.-U.K. Estate Tax Treaty.

        Stamp Duty and Stamp Duty Reserve Tax. U.K. stamp duty, or SDRT, will not normally be payable by a holder of debt securities on the issue or transfer of the debt securities, unless such securities carry:

(i)	a right of conversion into shares or other securities or to the acquisition of shares or other securities (including securities of the same description);

(ii)	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

(iii)	a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

(iv)	a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

Warrants

        A prospectus supplement will describe, if applicable, the U.K. tax consequences of the ownership of warrants.

Shares

        Dividends. We will not be required to withhold tax at source when paying a dividend. Dividends may carry a tax credit. However, non-U.K. resident shareholders will not generally be able to claim repayment from the United Kingdom Inland Revenue of any part of such tax credit.

        Disposals. A shareholder who is neither resident nor ordinarily resident in the United Kingdom for U.K. tax purposes will generally only be liable for U.K. taxation on chargeable gains in respect of his shares in the same circumstances in which he would be liable to such taxation in respect of debt securities (see above).

        Inheritance Tax. An individual domiciled outside the United Kingdom is generally liable for U.K. inheritance tax in respect of assets situated in the United Kingdom. Our shares will probably be so situated. However, an exemption from any U.K. inheritance tax liability will normally be available for shareholders who are domiciled in the United States under the U.S.-U.K. Estate Tax Treaty.

        Stamp Duty and Stamp Duty Reserve Tax. Transfers on sales of shares will generally be subject to U.K. stamp duty at a rate of 0.5% of the purchase price. The purchaser normally pays the stamp duty.

        An agreement to transfer shares will normally give rise to a charge to stamp duty reserve tax at a rate of 0.5% of the agreed price. If a duly stamped transfer in respect of the agreement is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the condition is satisfied) any stamp duty reserve tax paid is repayable, generally with interest, and otherwise the stamp duty reserve tax charge is cancelled. Stamp duty reserve tax is, in general, payable by the purchaser.

        Paperless transfers of shares within the CREST system are generally liable to stamp duty reserve tax, rather than stamp duty, at the rate of 0.5% of the purchase price. CREST is obliged to collect stamp duty reserve tax on relevant transactions settled within the CREST system. Deposits of shares into CREST will not generally be subject to stamp duty reserve tax, unless the transfer into CREST is itself for consideration.

United States Federal Income Taxation

        This section applies to you only if you acquire the offered security in an offering governed by this prospectus and hold the offered security as a capital asset for tax purposes. It does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that holds the offered security as part of a straddle or a hedging or conversion transaction,

•	in the case of debt securities, a bank or a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	in the case of ordinary shares, preference shares and warrants, a person liable for alternative minimum tax or that actually or constructively owns 10% or more of our voting stock, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on the income tax convention between the United States and the United Kingdom (the “Treaty”), all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part on the representations of the depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed according to its terms.

        For U.S. federal income tax purposes, holders of ADRs evidencing ADSs will be treated as the owners of the shares represented by those ADRs. Exchanges of shares for ADRs and ADRs for shares generally will not be subject to U.S. federal income tax.

        The U.S. federal income tax consequences of acquiring, owning and disposing of warrants will be discussed in an applicable prospectus supplement.

United States Holders

        This subsection describes the tax consequences to a U.S. holder of acquiring, owning and disposing of ordinary shares or ADSs, preference shares or debt securities that we may issue. You are a U.S. holder if you are a beneficial owner of an offered security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of an offered security in your particular circumstances.

This section addresses only U.S. federal income taxation.

Taxation of Debt Securities

        This subsection deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The U.S. federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement.

Payments of Interest

        Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your debt securities, whether payable in U.S. dollar or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Interest paid by us on the debt securities and original issue discount, if any, accrued with respect to the notes (as described below under “— Original Issue Discount”) constitute income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder.

        Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

        Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

        If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service.

        When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

        General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the debt security’s stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under “— Variable Rate Debt Securities”.

        In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1% of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

        divided by:

•	the stated principal amount of the debt security.

        Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

        You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

        You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

        If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

        The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

        Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

        Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

        If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

        Debt Securities Subject to Contingencies, Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

        If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. If applicable, these rules will be discussed in the prospectus supplement.

        Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security, and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

        If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

        Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

        If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt instrument, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the United States Internal Revenue Service.

        Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

—	1.5% of the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

—	15% of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

—	one or more qualified floating rates,

—	a single fixed rate and one or more qualified floating rates,

—	a single objective rate, or

—	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

        Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

—	a fixed multiple that is greater than 0.65 but not more than 1.35 or

—	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

        If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

        Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

        Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

        Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

        An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate, and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

        Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points, or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

        In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

        If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

        If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

        Short-Term Debt Securities. In general, if you are an individual or other cash basis U.S. holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for U.S. federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

        When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

        Foreign Currency Discount Notes. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. holder, as described above under “— Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

        You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “— Original Issue Discount — General” and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1% of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

        If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than  1/4 of 1% multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

        You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the United States Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

        You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

        If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

        Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

        You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on

•	the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations,

•	the date of disposition, if you are an accrual basis taxpayer, or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

        You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities” or “— Market Discount,”

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

        If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

        The applicable prospectus supplement will discuss any special U.S. federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions

        Recently-promulgated Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a U.S. holder (or a U.S. alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Taxation of Ordinary Shares and Preference Shares

Dividends

        Under the U.S. federal income tax laws, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the shares or ADSs for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date or, in the case of preference shares, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold the preference shares for more than 90 days during the 180-day period beginning 90 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the shares or ADSs generally will be qualified dividend income. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain.

        The dividend is taxable to you when you, in the case of shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. In the case of ordinary shares and preference shares, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the pound sterling payments made, determined at the spot pound sterling/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Dividends will be income from sources outside the United States, and generally will be “passive income” or “financial services income,” which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate.

Capital Gains

        If you are a U.S. holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your shares or ADSs. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of

15% where the property the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

United States Alien Holders

        This subsection describes the tax consequences to a U.S. alien holder of acquiring, owning and disposing of ordinary shares or ADSs, preference shares or debt securities that we may issue. You are a U.S. alien holder if you are a beneficial owner of an offered security and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a debt security.

If you are a U.S. holder, this subsection does not apply to you.

Interest on Debt Securities

        Under U.S. federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a U.S. alien holder, interest on a debt security paid to you is exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a U.S. insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you have an office or other fixed place of business in the United States to which the interest is attributable and derive the interest in the active conduct of a banking, financing or similar business within the United States.

Dividends on Shares or ADSs

        If you are a U.S. alien holder, dividends paid to you in respect of shares or ADSs will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, the dividends are attributable to a permanent establishment that you maintain in the United States. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate U.S. alien holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Capital Gains

        If you are a U.S. alien holder, you generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of an ordinary share or ADS, preference share or debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Information Reporting and Backup Withholding

        If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal, any premium and interest on a debt security, the accrual of OID on a discount debt security, and dividends or other taxable distributions with respect to shares or ADSs within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of an offered security effected at a U.S. office of a broker.

        Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

        If you are a U.S. alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest on a debt security or dividends with respect to an ordinary share, preference share or ADS made to you outside the United States by us or another non-U.S. payor and

•	other payments of principal, interest and dividends and the payment of the proceeds from the sale of an offered security effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

—	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

—	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

—	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

        Payment of the proceeds from the sale of an offered security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of an offered security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. In addition, a sale of an offered security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

—	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

—	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers. In addition, third parties may sell securities under the registration statement for their own account.

        The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Agents

        We may designate agents who agree to use their reasonable efforts to solicit purchases of securities during the term of their appointment to sell securities on a continuing basis.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters

        If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

        If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

        We may also sell securities directly without using agents, underwriters, or dealers.

Securities Act of 1933; Indemnification

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

        In the event that we do not list securities of any type or series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

        The validity of the debt securities, warrants, preference shares and ordinary shares will be passed upon for us by Linklaters or any other law firm named in the applicable prospectus supplement as to certain matters of English law. The validity of the debt securities and debt warrants will be passed upon for us by Sullivan & Cromwell LLP or any other law firm named in the applicable prospectus supplement as to certain matters of New York law. The validity of the debt securities and debt warrants will be passed upon for any underwriters or agents by Cleary, Gottlieb, Steen & Hamilton or any other law firm named in the applicable prospectus supplement as to certain matters of New York law. Sullivan & Cromwell LLP may rely upon Linklaters with respect to certain matters governed by English law.

EXPERTS

        Our audited consolidated financial statements as of March 31, 2003 and 2002 and for each of the three years in the period ended March 31, 2003, which are incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended March 31, 2003, have been audited by Deloitte & Touche (currently, Deloitte & Touche LLP), independent auditors, as set forth in their report thereon included therein and incorporated by reference in this prospectus. The consolidated financial statements have been incorporated by reference in this prospectus in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

        With respect to our unaudited interim consolidated financial information for the six month periods ended September 30, 2003 and 2002 incorporated in this prospectus by reference to our Report on Form 6-K, dated December 5, 2003, Deloitte & Touche LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report incorporated herein by reference, they did not audit and they do not express an opinion on the unaudited interim consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim consolidated financial information because such report is not a “report” or a “part” of the registration statement prepared or certified by Deloitte & Touche LLP within the meaning of Sections 7 and 11 of that Act.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        We are a public limited company incorporated under the laws of England and Wales. Many of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. In addition, although we have substantial assets in the United States, a large portion of our assets and the assets of our directors and officers are located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

(1)	to effect service within the United States upon us or our directors and officers located outside the United States;

(2)	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in U.S. courts;

(3)	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

(4)	to enforce against us or those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

EXPENSES

        The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$57,000
Printing and engraving expenses	$35,000
Legal fees and expenses	$400,000
Accounting fees and expenses	$45,000
Indenture trustee’s fees and expenses	$15,000
Rating agency’s fees	$0

Total	$552,000

PART II OF FORM F-3

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.     Indemnification of Directors and Officers

        Article 152 of Vodafone Group Public Limited Company’s (the “Company”) Articles of Association provides:

        “152.1     So far as the Companies Acts allow, every director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against all costs, charges, losses, expenses and liabilities incurred by him:

•	in performing or omitting to perform his duties; and/or

•	in exercising or omitting to exercise his powers; and/or

•	in purporting to do any of these things; and/or

•	otherwise in relation to or in connection with his duties, powers or office.

        152.2     So far as the Companies Acts allow, every director, Secretary or other officer of the Company is exempted from any liability to the Company where that liability would be covered by the indemnity in Article 152.1.”

        Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

“310. Provisions exempting officers and auditors from liability

        (1)   This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

        (2)   Except as provided by the following subsection, any such provision is void.

        (3)   This section does not prevent a company

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)	from indemnifying any such officer or auditor against any liability incurred by him —

(i)	in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

(ii)	in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

        Section 727 of the Companies Act 1985 provides as follows:

               “727.     Power of court to grant relief in certain cases:

(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust, had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

        The Company has obtained directors’ and officers’ insurance coverage, which, subject to policy terms and limitations includes coverage to reimburse the Company for amounts that it may be required or permitted by law to pay or indemnify its directors or officers.

Item 9.     Exhibits

Exhibit
Number	Description

1.1	Form of Underwriting Agreement for Debt Securities
1.2	Form of Underwriting Agreement for Warrants*
1.3	Form of Underwriting Agreement for Preference Shares*
1.4	Form of Underwriting Agreement for Ordinary Shares
4.1	Indenture, dated as of February 10, 2000, between Vodafone and Citibank, N.A., as Trustee, including forms of debt securities (incorporated by reference to Exhibit 4(a) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on November 24, 2000)
4.2	Securities Depositary Agreement, dated as of February 10, 2000, by and among Vodafone, Citibank, N.A., as Book-Entry Depositary, and the Owners of Book-Entry Securities in Debt Securities (incorporated by reference to Exhibit 4(b) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on November 24, 2000)
4.3	Form of Debt Warrant Agreement, including a form of debt warrant certificate*
4.4	Form of Equity Warrant Agreement, including a form of equity warrant certificate*
4.5	Memorandum and Articles of Association of the Registrant
4.6	Deposit Agreement, dated as of October 12, 1988, as amended and restated as of December 26, 1989, as further amended and restated as of September 16, 1991 and as further amended and restated as of June 30, 1999, among Vodafone, AirTouch Communications, Inc. (currently known as Vodafone Americas Inc. as a result of a change of name), The Bank of New York, as Depositary, and all owners and beneficial owners of American Depositary Receipts of Vodafone Group Public Limited Company (incorporated by reference to Exhibit 2.2 of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-10086), filed with the Securities and Exchange Commission on June 30, 1999)
5.1	Opinion of Linklaters, as to the validity of the debt securities, warrants, preference shares and ordinary shares being registered as to certain matters of English law
5.2	Opinion of Sullivan & Cromwell LLP, as to the validity of the debt securities and debt warrants being registered as to certain matters of New York law

Exhibit
Number	Description

8.1	Opinion of Linklaters, as to certain matters of U.K. taxation (included in Exhibit 5.1)
8.2	Opinion of Sullivan & Cromwell LLP, as to certain matters of U.S. taxation
12	Computation of Earnings to Fixed Charges and Earnings to Fixed Charges and Preference Share Dividends
15	Letter from Deloitte & Touche LLP regarding unaudited interim financial information of Vodafone Group Plc
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Linklaters (included in Exhibit 5.1)
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2)
24	Powers of Attorney (included in signature page)
25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Citibank, N.A.

* To be filed by amendment

Item 10.     Undertakings

   The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 8 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant, of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE OF VODAFONE GROUP PUBLIC LIMITED COMPANY

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newbury, England on December 5, 2003.

Vodafone Group Public Limited Company

By	/s/ STEPHEN R. SCOTT

Name: Stephen R. Scott Title: Group General Counsel and Company Secretary

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director listed below and Stephen R. Scott and Gerry D.A. Bacon (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 5, 2003.

/s/ LORD MACLAURIN OF KNEBWORTH Lord MacLaurin of Knebworth, DL Director and Chairman	/s/ MICHAEL J. BOSKIN ---------------------------------------------- Dr. Michael J. Boskin Director

/s/ PAUL HAZEN Paul Hazen Director and Deputy Chairman	/s/ ALEC BROERS ---------------------------------------------- Professor Sir Alec Broers Director

/s/ ARUN SARIN Arun Sarin Director and Chief Executive (Principal Executive Officer)	/s/ JOHN BUCHANAN ---------------------------------------------- Dr. John Buchanan Director

/s/ PETER R. BAMFORD Peter R. Bamford Director and Chief Marketing Officer	/s/ PENELOPE L. HUGHES ---------------------------------------------- Penelope L. Hughes Director

/s/ VITTORIO COLAO Vittorio Colao Director and Chief Executive, Southern Europe, Middle East and Africa Region	/s/ DAVID SCHOLEY ---------------------------------------------- Sir David Scholey, CBE Director

/s/ THOMAS GEITNER Thomas Geitner Director and Chief Technology Officer	/s/ JÜRGEN SCHREMPP ---------------------------------------------- Jürgen Schrempp Director

/s/ JULIAN M. HORN-SMITH Julian M. Horn-Smith Director and Chief Operating Officer	/s/ LUC VANDEVELDE ---------------------------------------------- Luc Vandevelde Director

/s/ KENNETH J. HYDON Kenneth J. Hydon Director and Finance Director (Principal Financial and Accounting Officer)	/s/ DONALD J. PUGLISI ---------------------------------------------- Puglisi & Associates Authorized Representative in the United States of America By: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement for Debt Securities
1.2	Form of Underwriting Agreement for Warrants*
1.3	Form of Underwriting Agreement for Preference Shares*
1.4	Form of Underwriting Agreement for Ordinary Shares
4.1	Indenture, dated as of February 10, 2000, between Vodafone and Citibank, N.A., as Trustee, including forms of debt securities (incorporated by reference to Exhibit 4(a) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on November 24, 2000)
4.2	Securities Depositary Agreement, dated as of February 10, 2000, by and among Vodafone, Citibank, N.A., as Book-Entry Depositary, and the Owners of Book-Entry Securities in Debt Securities (incorporated by reference to Exhibit 4(b) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on November 24, 2000)
4.3	Form of Debt Warrant Agreement, including a form of debt warrant certificate*
4.4	Form of Equity Warrant Agreement, including a form of equity warrant certificate*
4.5	Memorandum and Articles of Association of the Registrant
4.6	Deposit Agreement, dated as of October 12, 1988, as amended and restated as of December 26, 1989, as further amended and restated as of September 16, 1991 and as further amended and restated as of June 30, 1999, among Vodafone, AirTouch Communications, Inc. (currently known as Vodafone Americas Inc. as a result of a change of name), The Bank of New York, as Depositary, and all owners and beneficial owners of American Depositary Receipts of Vodafone Group Public Limited Company (incorporated by reference to Exhibit 2.2 of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-10086), filed with the Securities and Exchange Commission on June 30, 1999)
5.1	Opinion of Linklaters, as to the validity of the debt securities, warrants, preference shares and ordinary shares being registered as to certain matters of English law
5.2	Opinion of Sullivan & Cromwell LLP, as to the validity of the debt securities and debt warrants being registered as to certain matters of New York law
8.1	Opinion of Linklaters, as to certain matters of U.K. taxation (included in Exhibit 5.1)
8.2	Opinion of Sullivan & Cromwell LLP, as to certain matters of U.S. taxation
12	Computation of Earnings to Fixed Charges and Earnings to Fixed Charges and Preference Share Dividends
15	Letter from Deloitte & Touche LLP regarding unaudited interim financial information of Vodafone Group Plc
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Linklaters (included in Exhibit 5.1)
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2)
24	Powers of Attorney (included in signature page)
25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Citibank, N.A.

* To be filed by amendment